Exhibit 99.2

PART I. FINANCIAL INFORMATION

ITEM 1.	FINANCIAL STATEMENTS (UNAUDITED)

ACELYRIN, INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(unaudited)

	March 31, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$58,271	$73,890
Short-term marketable securities	352,321	373,990
Prepaid expenses and other current assets	18,900	33,107
Total current assets	429,492	480,987
Prepaid expenses and other assets, non-current	1,352	1,223
Operating lease right-of-use asset	4,664	6,752
Property, plant and equipment, net	452	1,635
Restricted cash	544	544
Total assets	$436,504	$491,141

Liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)
Current liabilities
Accounts payable	$9,932	$4,888
Accrued research and development expenses	4,726	11,042
Accrued compensation and other current liabilities	8,299	9,297
Severance liability	346	1,351
Total current liabilities	23,303	26,578
Operating lease liability, non-current	5,970	6,270
Total liabilities	29,273	32,848

Stockholders’ equity (deficit)
Common stock, par value of $0.00001 per share; 790,000,000 shares authorized as of March 31, 2025 and December 31, 2024; 100,907,206 and 100,452,061 shares issued and outstanding as of March 31, 2025 and December 31, 2024, respectively	1	1
Additional paid-in capital	1,199,420	1,195,243
Accumulated other comprehensive income (loss) income	19	(6)
Accumulated deficit	(792,209)	(736,945)
Total stockholders' equity (deficit)	407,231	458,293
Total liabilities, redeemable convertible preferred stock and stockholders’ equity (deficit)	$436,504	$491,141

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ACELYRIN, INC.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,
	2025	2024
Operating expenses:
Research and development	$42,138	$58,032
General and administrative	17,717	24,742
Total operating expenses	59,855	82,774
Loss from operations	(59,855)	(82,774)
Interest income	4,658	9,150
Other income (expense), net	(67)	38,651
Net loss	$(55,264)	$(34,973)
Other comprehensive loss
Unrealized (loss) gain on short-term marketable securities, net	25	(267)
Total other comprehensive (loss) gain	$25	$(267)
Net loss and other comprehensive loss	$(55,239)	$(35,240)
Net loss per share attributable to common stockholders, basic and diluted	$(0.55)	$(0.36)
Weighted-average common shares outstanding, basic and diluted	100,680,308	97,913,660

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ACELYRIN, INC.

Condensed Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)

(in thousands, except share data)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Gain (Loss)	Total Stockholders' Equity (Deficit)
	Shares	Amount
Balance at December 31, 2024	100,452,061	$1	$1,195,243	$(736,945)	$(6)	$458,293
Issuance of common stock upon settlement of restricted stock units, net of shares withheld for taxes	447,541	—	—	—	—	—
Stock-based compensation expense	—	—	4,172	—	—	4,172
Issuance of common stock upon exercise of options	7,604	—	5	—	—	5
Net loss	—	—	—	(55,264)	—	(55,264)
Unrealized loss on short-term marketable securities, net	—	—	—	—	25	25
Balance at March 31, 2025	100,907,206	$1	$1,199,420	$(792,209)	$19	$407,231

Balance at December 31, 2023	97,865,890	$1	$1,144,893	$(488,719)	$162	656,337
Issuance of common stock upon settlement of restricted stock units	47,639	—	—	—	—	—
Stock-based compensation expense	—	—	20,163	—	—	20,163
Issuance of common stock upon exercise of options	945,471		2,807	—	—	2,807
Net loss	—	—	—	(34,973)	—	(34,973)
Unrealized gain on short-term marketable securities, net	—	—	—	—	(267)	(267)
Balance at March 31, 2024	98,859,000	$1	$1,167,863	$(523,692)	$(105)	$644,067

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ACELYRIN, INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(unaudited)

	Three Months Ended March 31,
	2025	2024
Cash flows from operating activities:
Net loss	$(55,264)	$(34,973)
Adjustments to reconcile net loss to net cash used in operations:
Stock-based compensation expense	4,172	20,163
Income from sale of asset	—	(7,000)
Net amortization of premiums and accretion of discounts on marketable securities	(1,638)	(5,362)
Depreciation and amortization expense	113	55
Impairment of long-lived assets	2,916	—
Non-cash lease expense	322	46
Changes in assets and liabilities:
Prepaid expense and other current assets	14,207	205
Prepaid expenses and other assets, non-current	(129)	2,503
Accounts payable	5,044	(31,926)
Accrued research and development expenses	(6,316)	2,093
Accrued compensation and other current liabilities	(998)	(2,651)
Operating lease liability	(379)	(60)
Severance liability	(1,005)	(392)
Net cash used in operating activities	(38,955)	(57,299)
Cash flows from investing activities
Proceeds from sale of asset	—	7,000
Purchase of marketable securities	(139,158)	(198,007)
Proceeds from maturities of short-term marketable securities	162,490	289,567
Sales of marketable securities	—	2,391
Purchase of property, plant and equipment	(1)	(55)
Net cash provided by investing activities	23,331	100,896
Cash flows from financing activities
Proceeds from exercise of common stock options	5	2,807
Net cash provided by financing activities	5	2,807
Net (decrease) increase in cash, cash equivalents and restricted cash	(15,619)	46,404
Cash, cash equivalents and restricted cash at beginning of period	74,434	218,097
Cash, cash equivalents and restricted cash at end of period	$58,815	$264,501

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

ACELYRIN, INC.

Notes to the Condensed Consolidated Financial Statements

1. Description of Business, Organization and Liquidity

Organization and Business

ACELYRIN, INC. (the “Company”) is a late-stage biopharma company focused on identifying, acquiring, and accelerating the development and commercialization of transformative medicines. The Company was incorporated in the State of Delaware on July 27, 2020. Since its inception, the Company has devoted substantially all of its resources to organizing the Company, hiring personnel, business planning, acquiring and developing its product candidates, performing research and development, enabling manufacturing activities in support of its product development efforts, establishing and protecting its intellectual property portfolio, raising capital, and providing general and administrative support for these activities.

The Company did not have any significant operations from the inception date until August 2021. On August 9, 2021, the Company entered into the License and Collaboration Agreement with Affibody AB, a Swedish company, and licensed worldwide development, manufacturing and commercialization rights to a therapeutic candidate, izokibep, for use in the treatment of inflammatory and autoimmune disorders, excluding rights in certain Asian and Nordic countries. See Note 6 for further detail.

Open Market Sales Agreement

On November 13, 2024, the Company filed a shelf registration statement on Form S-3 (the “Form S-3”), which was declared effective by the SEC on November 22, 2024. This shelf registration statement covered the offering, issuance, and sale by the Company of up to an aggregate of $400.0 million of its common stock, preferred stock, debt securities and warrants.

On November 13, 2024, the Company entered into a sales agreement with a sales agent to provide for the offering, issuance and sale by the Company of up to $150.0 million of its common stock from time to time in “at-the-market” offerings under the Form S-3 (the "ATM Sales Agreement"). During the year ended December 31, 2024, the Company issued 0 shares of common stock under the ATM Sales Agreement. The Form S-3 will expire in November 2027.

Liquidity

The Company has incurred significant losses and negative cash flows from operations since its inception. During the three months ended March 31, 2025 and 2024, the Company incurred net losses of $55.3 million and $35.0 million, respectively. The net loss of $55.3 million in the three months ended March 31, 2025 included $4.2 million in stock-based compensation expense and $2.9 million for the impairment of long lived assets. The net loss of $35.0 million in the three months ended March 31, 2024 includes $37.0 million of other income related to arrangements with vendors and an asset sale. As of March 31, 2025, the Company had an accumulated deficit of $792.2 million. Cash used in operating activities was $39.0 million and $57.3 million for the three months ended March 31, 2025 and 2024, respectively.

The Company has historically financed its operations primarily through the sale of shares of its redeemable convertible preferred stock in private placements and the sale of shares of its common stock in its IPO. As of March 31, 2025, the Company had cash, cash equivalents, restricted cash and short-term marketable securities of $411.1 million. The Company does not have any products approved for sale and has not generated any revenue from product sales to date. The Company expects to continue to incur significant and increasing expenses and substantial losses for the foreseeable future as it continues its development of and seeks regulatory approvals for its product candidates and commercializes any approved products, seeks to expand its product pipeline and invests in its organization. The Company’s ability to achieve and sustain profitability will depend on its ability to successfully develop, obtain regulatory approval for and commercialize its product candidates. There can be no assurance that the Company will ever earn revenue or achieve profitability, or if achieved, that the revenue or profitability will be sustained on a continuing basis. Unless and until it does generate revenue, the Company will need to continue to raise additional capital. Management expects that its cash and cash equivalents and short-term marketable securities will be sufficient to fund its current operating plan and capital expenditure requirements for at least the next 12 months from the date of issuance of these condensed consolidated financial statements.

2. Summary of Significant Accounting Policies

The accounting policies used by the Company in its presentation of interim financial results are consistent with those presented in Note 2 to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the Securities and Exchange Commission (“SEC”) on March 18, 2025, (the “Annual Report on Form 10-K”) except for the updates to the following:

Basis of Presentation

The condensed consolidated financial statements and accompanying notes are unaudited and have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and applicable rules and regulations of the SEC regarding interim financial reporting. The accompanying financial statements are consolidated and include the accounts of ACELRYIN, INC. and its wholly owned subsidiary, WH2, LLC. The subsidiary has not had any operations or any balances from its inception.

Certain information and footnote disclosures normally included in the financial statements prepared in accordance with U.S. GAAP have been condensed or omitted pursuant to such rules and regulations. Accordingly, these condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and the related notes thereto for the year ended December 31, 2024 included in the Company’s Annual Report. The information as of December 31, 2024 included in the condensed consolidated balance sheets was derived from the Company’s audited consolidated financial statements. These unaudited interim condensed consolidated financial statements have been prepared on the same basis as the Company’s annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments necessary for a fair statement of the Company’s consolidated financial statements. The results of operations for the three months ended March 31, 2025 are not necessarily indicative of the results that may be expected for the year ending December 31, 2025 or for any other interim period or for any other future year.

Interim Financial Statements

The accompanying unaudited interim financial statements have been prepared from the books and records of the Company in accordance with GAAP for interim financial information and Rule 10-01 of Regulation S-X promulgated by the SEC, which permits reduced disclosures for interim periods. All adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the accompanying balance sheets, statements of operations and comprehensive loss, stockholders’ equity, and cash flows have been made. Although these interim financial statements do not include all of the information and footnotes required for complete annual financial statements, management believes the disclosures are adequate to make the information presented not misleading. Unaudited interim results of operations and cash flows are not necessarily indicative of the results that may be expected for the full year. Unaudited interim financial statements and footnotes should be read in conjunction with the audited financial statements and footnotes included in the Company’s 2024 Annual Report filed on Form 10-K.

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of expenses during the reporting period. On an ongoing basis, the Company evaluates its estimates and judgments, including but not limited to those related to accrued research and development costs, the fair value of common stock and stock-based compensation expense, the fair value of derivative tranche liability, the valuation of deferred tax assets and uncertain income tax positions, restructuring costs and long-lived asset impairment costs. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from those estimates.

Segment Information

The Company has one reportable and one operating segment: clinical biopharma. The clinical biopharma segment researches and develops treatments of diseases with pathology related to excess activation of the immune system. The clinical biopharma segment does not have any products approved for sale and has not generated any revenue from product sales. The Company manages business activities on a consolidated basis.

The accounting policies of the clinical biopharma segment are the same as those described in this summary of significant accounting policies. The chief operating decision maker assesses performance for the clinical biopharma segment and decides how to allocate resources based on the Company’s net loss that also is reported on its consolidated statement of comprehensive loss. The measure of segment assets is reported on the balance sheet as total consolidated assets. The Company does not have intra-entity sales or transfers.

The Company’s chief operating decision maker is the chief executive officer. The chief operating decision maker uses net loss in deciding whether to invest the Company’s resources into the clinical biopharma segment or otherwise, such as for external acquisitions. Net loss is used to monitor budgeted versus actual results. The chief operating decision maker reviews significant expenses within the clinical biopharma segment for R&D and G&A external costs including licenses, CRO, CMC, transition services, and professional consulting services, and internal costs including personnel and facilities and overhead.

	Three months ended
	March 31, 2025	March 31, 2024
R&D:
Internal	$10,960	$13,277
Clinical	13,525	12,841
CMC	14,909	28,507
Other*	2,744	3,077
Total segment R&D	42,138	57,702
Segment G&A:
Internal	4,098	20,080
External	13,619	4,992
Total segment G&A	17,717	25,072
Interest and other income	4,591	47,801
Segment net loss	$55,264	$34,973

*Other R&D costs include materials and supplies, biometrics, program management, quality, regulatory, safety, clinical development medical affairs and translational science expense.

Concentration of Credit Risk

Cash, cash equivalents, restricted cash and short-term marketable securities are financial instruments that potentially subject the Company to concentrations of credit risk. As of March 31, 2025 and December 31, 2024, cash consists of cash deposited with one financial institution, and account balances exceed federally insured limits. Management believes that the Company is not exposed to significant credit risk due to the financial strength of this institution.

The Company also has investments in money market funds, U.S. Treasury obligations, corporate debt obligations, and federal agency obligations, which can be subject to certain credit risks. The Company mitigates the risks by investing in high-grade instruments, limiting its exposure to any one issuer and monitoring the ongoing creditworthiness of the financial institutions and issuers. The Company has not experienced any losses on its financial instruments.

Leases

The Company adopted Accounting Standards Update (“ASU”) 2016-02, “Leases (Topic 842)” accounting standard as of January 1, 2022. The contractual arrangements that meet the definition of a lease are classified as operating or finance leases and are recorded on the balance sheets as both a right-of-use asset (“ROU asset”) and lease liability, calculated by discounting fixed lease payments over the lease term at the rate implicit in the lease or the Company’s incremental borrowing rate (“IBR”). Lease ROU assets and lease obligations are recognized based on the present value of the future minimum lease payments over the lease term at the lease commencement date. The Company currently does not have any finance leases.

Operating lease ROU assets are adjusted for (i) payments made at or before the commencement date, (ii) initial direct costs incurred, and (iii) tenant incentives under the lease. As the implicit rate for the operating leases are not determinable, the Company determines its IBR based on the information available at the applicable lease commencement date. The IBR is determined by using the rate of interest that the Company would pay to borrow on a collateralized basis an amount equal to the lease payments for a similar term and in a similar economic environment where the asset is located. The Company considers a lease term to be the noncancelable period that it has the right to use the underlying asset, including any periods where it is reasonably certain the Company will exercise any option to extend the contract.

Lease costs for minimum lease payments for operating leases are recognized on a straight-line basis over the lease term. Lease liabilities are increased by interest and reduced by payments each period, and the ROU asset is amortized over the lease term. Variable lease costs are recorded when incurred. In measuring the ROU assets and lease liabilities, the Company has elected to combine lease and non-lease components. The Company excludes short-term leases, if any, having initial terms of 12 months or less at lease commencement as an accounting policy election, and recognizes rent expense on a straight-line basis over the lease term for these types of leases.

The Company determines the classification of subleases at the inception of the sublease, as well as whether the Company has been relieved of its primary obligation under the original lease. The Company's sublease is classified as an operating lease. The Company has not been relieved of its primary obligation under the original lease and continues to account for the original lease as it did prior to the commencement of the sublease. The Company recognizes sublease income from fixed leased payments on a straight-line basis over the term of the sublease as a reduction of the fixed lease expense under the original lease. The Company recognizes income from variable sublease payments that do not depend on a rate or index as a reduction of the variable lease expense under the original lease in the period in which the changes in facts and circumstances on which the variable sublease payments are based occur.

3. Fair Value Measurements

The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

Level 1 — Quoted prices in active markets for identical assets or liabilities.

Level 2 — Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities, quoted prices in markets that are not active, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 — Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company’s financial instruments measured at fair value on a recurring basis consist of Level 1, Level 2, and Level 3 financial instruments. Usually, short term marketable securities are considered Level 2 when their fair values are determined using inputs that are observable in the market or can be derived principally from or corroborated by observable market data such as pricing for similar securities, recently executed transactions, cash flow models with yield curves, and benchmark securities. In addition, Level 2 financial instruments are valued using comparisons to like-kind financial instruments and models that use readily observable market data as their basis. Corporate debt obligations, commercial paper, government agency obligations and asset-backed securities are valued primarily using market prices of comparable securities, bid/ask quotes, interest rate yields and prepayment spreads and are included in Level 2.

Financial assets and liabilities are considered Level 3 when their fair values are determined using pricing models, discounted cash flow methodologies, or similar techniques, and at least one significant model assumption or input is unobservable.

The following table sets forth the Company’s financial instruments that were measured at fair value on a recurring basis by level within the fair value hierarchy (in thousands):

	Fair Value Measurements as of March 31, 2025
As of March 31, 2025:	Total	Level 1	Level 2	Level 3

Assets:
Money market funds (included in cash and cash equivalents)	$46,714	$46,714	$-	$-
U.S. Treasury obligations ($3,992 included in cash and cash equivalents)	253,613	-	253,613	-
Corporate debt obligations ($0 included in cash and cash equivalents)	88,234	-	88,234	-
Federal agency obligations ($0 included in cash and cash equivalents)	14,466	-	14,466	-
Total fair value of assets	$403,027	$46,714	$356,313	$-

	Fair Value Measurements as of December 31, 2024
As of December 31, 2024:	Total	Level 1	Level 2	Level 3

Assets:
Money market funds (included in cash and cash equivalents)	$49,171	$49,171	$-	$-
U.S. Treasury obligations ($794 included in cash and cash equivalents)	218,637	-	218,637	-
Corporate debt obligations ($— included in cash and cash equivalents)	133,005	-	133,005	-
Federal agency obligations ($— included in cash and cash equivalents)	23,142	-	23,142	-
Total fair value of assets	$423,955	$49,171	$374,784	$-

Classified as:	March 31, 2025	December 31, 2024
Cash and cash equivalents	$50,706	$49,965
Short-term marketable securities	$352,321	$373,990
Total cash equivalents and marketable securities	$403,027	$423,955

4. Cash, Cash Equivalents, Restricted Cash and Available-For-Sale Marketable Securities

Cash, cash equivalents and restricted cash

Classified as:	March 31, 2025	December 31, 2024
Cash and cash equivalents	$58,271	$73,890
Restricted cash	544	544
Total cash, cash equivalents and restricted cash	$58,815	$74,434

Restricted cash represents cash held at a financial institution that is pledged as collateral for a stand-by letter of credit for $0.2 million for lease commitments and $0.3 million for the Company’s corporate credit card program. The cash will be restricted until the termination or modification of the lease agreement and corporate credit card program, respectively. Restricted cash is included in non-current assets.

Available-for-sale securities marketable securities

The following tables summarize the estimated fair value of the Company’s available-for-sale marketable securities as of March 31, 2025 and December 31, 2024 (in thousands):

As of March 31, 2025:	Total Amortized Cost	Total Unrealized Gain	Total Unrealized Loss	Total Estimated Fair Value

Money market funds (included in cash and cash equivalents)	$46,714	$—	$-	$46,714
U.S. Treasury obligations ($3,992 included in cash and cash equivalents)	253,558	88	(33)	253,613
Corporate debt obligations ($— included in cash and cash equivalents)	88,283	6	(55)	88,234
Federal agency obligations ($— included in cash and cash equivalents)	14,453	13	-	14,466
Total available for sale marketable securities	$403,008	$107	$(88)	$403,027

As of December 31, 2024:	Total Amortized Cost	Total Unrealized Gain	Total Unrealized Loss	Total Estimated Fair Value

Money market funds (included in cash and cash equivalents)	$49,171	$—	$-	$49,171
U.S. Treasury obligations ($794 included in cash and cash equivalents)	218,581	100	(44)	218,637
Corporate debt obligations ($0 included in cash and cash equivalents)	133,108	27	(130)	133,005
Federal agency obligations ($0 included in cash and cash equivalents)	23,101	41	—	23,142
Total available for sale marketable securities	$423,961	$168	$(174)	$423,955

As of March 31, 2025 and December 31, 2024, no significant facts or circumstances were present to indicate a deterioration in the creditworthiness of the issuers of the marketable securities, and the Company has no requirement or intention to sell these securities before maturity or recovery of their amortized cost basis. The Company considered the current and expected future economic and market conditions and determined that its investments were not significantly impacted. For all securities with a fair value less than its amortized cost basis, the Company determined the decline in fair value below amortized cost basis to be immaterial and non-credit related, and therefore no allowance for losses has been recorded. During the three months ended March 31, 2025 and for the year ended December 31, 2024, the Company did not recognize any impairment losses on its investments.

The Company presents accrued interest and dividends receivable related to the available-for-sale marketable securities in prepaid expenses and other current assets, separate from short-term investments in the condensed consolidated balance sheet. As of March 31, 2025 and December 31, 2024, accrued interest receivable was $2.4 million and $2.1 million, respectively. The Company’s accounting policy is to not measure an allowance for credit losses for accrued interest receivables and to write-off any uncollectible accrued interest receivable as a reversal of interest income in a timely manner, which it considers to be in the period in which the Company determines the accrued interest will not be collected. The Company has not written off any accrued interest receivables for the three months ended March 31, 2025.

As of March 31, 2025, all available for sale marketable securities mature within one year.

5. Consolidated Balance Sheet Components

Prepaid expenses and other current assets

Prepaid expenses and other current assets consisted of the following (in thousands):

	March 31, 2025	December 31, 2024
Credit voucher	$12,160	$24,265
Interest receivable	2,421	2,096
Value-Added Tax (VAT) receivable	2,026	3,869
Prepaid other services	1,311	1,113
Prepaid research and development expenses	656	881
Prepaid insurance and other current assets	326	883
Total	$18,900	$33,107

Prepaid expenses and other assets, non-current

Other non-current assets consisted of the following (in thousands):

	March 31, 2025	December 31, 2024
Prepaid research and development expenses, non-current	$739	$610
Deferred financing costs	579	579
Security deposits	34	34
Total	$1,352	$1,223

Property, plant and equipment, net

Property, plant and equipment consisted of the following (in thousands):

	March 31, 2025	December 31, 2024
Furniture and fixtures	$385	$658
Computer and other equipment	265	1,121
Leasehold improvements	144	334
Total property, plant and equipment, gross	794	2,113
Less: accumulated depreciation and amortization	(342)	(478)
Property, plant and equipment, net	$452	$1,635

The Company recognized $1.1 million in property, plant and equipment non-cash impairment expense in the three months ended March 31, 2025 in connection with its sublease of its South San Francisco office. See Note 7 for further detail.

Accrued research and development expenses

Accrued research and development expenses consisted of the following (in thousands):

	March 31, 2025	December 31, 2024
Accrued clinical expenses	$3,586	$9,471
Accrued clinical manufacturing expenses	1,140	1,571
Total	$4,726	$11,042

Accrued compensation and other current liabilities

Accrued compensation and other current liabilities consisted of the following (in thousands):

	March 31, 2025	December 31, 2024
Accrued professional services fees	$3,831	$721
Accrued compensation	2,725	7,308
Other accrued expenses and current liabilities	1,743	1,268
Total	$8,299	$9,297

6. Significant Agreements

License and Commercialization Agreement with Pierre Fabre

Upon the closing of the ValenzaBio Acquisition, the Company became the successor to ValenzaBio’s rights under the March 25, 2021 license and commercialization agreement between ValenzaBio and Pierre Fabre, as amended (the “Pierre Fabre Agreement”). The Company received certain exclusive worldwide licenses with the right to sublicense certain patents, know-how and other intellectual property to develop, manufacture, use and commercialize lonigutamab for non-oncology therapeutic indications. The license from Pierre Fabre extends to any product containing lonigutamab (excluding any fragments or derivatives) as its sole active ingredient (each, a “PF Licensed Product”). The Pierre Fabre Agreement prohibits the Company from using the licensed intellectual property in any antibody drug conjugate, multi-specific antibodies or any other derivatives of lonigutamab.

In the event that the Company decides to sublicense the rights to develop or commercialize a PF Licensed Product in any territory outside of the United States and Canada, Pierre Fabre retains the right of first negotiation to acquire such development and commercialization rights in one or more countries in such territory. Subject to the validation of certain clinical trial criteria by a joint steering committee, Pierre Fabre has the option to reclaim all exclusive rights to develop, commercialize and exploit the PF Licensed Product in such territories and to obtain an exclusive sublicensable license in such territories for any improvements and trademarks to such PF Licensed Product, and to exploit such PF Licensed Product for non-oncology therapeutic indications, subject to certain payment obligations. The option period commenced in October 2024.

In October 2024, Pierre Fabre exercised its option under the Pierre Fabre Agreement, requiring the Company to buy out its right to the option for a one-time payment of $31.0 million. The Company recognized the option exercise expense in the consolidated statement of operations and comprehensive loss in the period ended December 31, 2024.

As consideration for the amendment to the Pierre Fabre Agreement, which became effective upon the closing of the ValenzaBio Acquisition (See Note 12 for further detail.), the Company paid Pierre Fabre an aggregate license payment of $10.0 million. The Company is also obligated to (i) make payments of up to $100.5 million upon the achievement of various development and regulatory milestones, (ii) make milestone payments of up to $390.0 million upon the achievement of certain commercial milestones, and (iii) pay tiered royalties in the high single-digit to low-teen percentages to Pierre Fabre on worldwide net sales in a given calendar year. Royalties will be payable for each PF Licensed Product in a given country during a period commencing upon the first commercial sale of such PF Licensed Product in such country and continuing until the latest of (a) 10 years after such first commercial sale, (b) expiration of last-to-expire valid claim in a licensed patent in such country and (c) expiration of regulatory exclusivity for such PF Licensed Product in such country. In the event the Company enters into a sublicense with a third party, the Company must also share with Pierre Fabre a percentage of any revenues from option fees, upfront payments, license maintenance fees, milestone payments or the like generated from the sublicense. Such percentage may be between the high single-digits to the low thirties based on which stage of development of a PF Licensed Product the sublicense relates to.

Unless earlier terminated, the Pierre Fabre Agreement will continue on a PF Licensed Product-by-PF Licensed Product and country-by-country basis until there are no more royalty payments owed to Pierre Fabre on any PF Licensed Product thereunder. Either party may terminate the Pierre Fabre Agreement upon an uncured material breach, or upon the bankruptcy or insolvency of the other party. Pierre Fabre may also terminate the agreement if the Company or any of its affiliates institutes a patent challenge against the licensed patents from Pierre Fabre. The Company may also terminate the Pierre Fabre Agreement with or without cause upon nine months’ prior written notice, so long as there is no ongoing clinical trial for any PF Licensed Product.

As of March 31, 2025 and December 31, 2024, no milestones were probable and accrued in the condensed consolidated balance sheet.

License and Collaboration Agreement with Affibody

On August 9, 2021, the Company entered into a license agreement with Affibody AB (“Affibody”) (the “Affibody Agreement”) under which Affibody granted the Company exclusive, sublicensable licenses to develop, commercialize and manufacture products containing izokibep for all human therapeutic uses on a worldwide basis, subject to a pre-existing agreement with Inmagene Biopharmaceuticals (“Inmagene”) with respect to certain Asian and Nordic countries.

The Company chairs a global joint steering committee composed of designees from Affibody, Inmagene and the Company and retains final decision-making authority for izokibep global development. In doing so, the Company is obligated to use commercially reasonable efforts (i) to develop products containing izokibep worldwide, excluding certain defined territories, (ii) for the conduct and finalization of certain ongoing clinical trials, and (iii) to commercialize products containing izokibep for all human therapeutic uses worldwide, excluding certain defined territories, after obtaining the applicable marketing authorization. The Company is responsible for manufacturing both the clinical and commercial supply of licensed product globally.

In connection with the Affibody Agreement, the Company paid a non-refundable upfront license fee in the aggregate amount of $3.0 million in August 2021 and September 2021, and $22.0 million in October 2021. The Company is also obligated to pay Affibody (i) an aggregate of up to $280.0 million, $30.0 million of which would be due prior to the first approval in the United States, upon the achievement of various development, regulatory and commercialization milestones and (ii) high single-digit to low-teens royalties on net sales of licensed products in the territory where the Company has commercialization rights, subject to certain reductions. Royalties will be due on a licensed product-by-licensed product and country-by-country basis beginning after the first commercial sale of the licensed product, except in Mainland China, Hong Kong, Macau, Taiwan and South Korea, and lasting until the later of (a) the expiration of all valid patent claims or regulatory exclusivity covering the licensed product in that country and (b) ten years after such first commercial sale.

In the event the U.S. Food and Drug Administration (“FDA”) grants the Company (or its affiliates or sublicensees) a priority review voucher for a licensed product, the Company will pay Affibody either: (a) if the Company sells or transfer such priority review voucher to a third-party, approximately one third of the proceeds received from the sale, net of taxes, or (b) if the Company uses the priority review voucher for an indication or product outside the scope of the Affibody Agreement, approximately one third of the fair market value of the priority review voucher as determined in accordance with the Affibody Agreement.

The acquisition of the exclusive license was accounted for as an in-process research and development asset acquisition and as the acquired technology did not have an alternative use, the total consideration of $25.0 million was recorded as research and development expense in the consolidated statements of operations and comprehensive loss for the year ended December 31, 2021. Milestone payments are contingent consideration and are accrued when contingent events occur and achievement of milestones is probable. In November 2023, the Company paid a total amount of $15.0 million in relation with attaining one of the development milestones described above and recorded the payment within research and development expenses in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2023. Royalties will be recognized as cost of sales when products are sold and royalties are payable.]

On January 31, 2025, the Company delivered a Notice of Termination to Affibody terminating the Affibody Agreement, which became effective 90 days following delivery of the Notice in accordance with the terms of the Affibody Agreement. Following termination of the Affibody Agreement, the Company will no longer have any material financial or other obligations under the Affibody Agreement.

As of March 31, 2025 and December 31, 2024, no royalties or additional milestones were probable and accrued in the condensed consolidated balance sheet.

7. Commitments and Contingent Liabilities

License Agreements

The Company is required to pay certain milestones upon the achievement of specific development and regulatory events, upon products commercialization and products’ royalties under its license agreements, including its agreements with Affibody, Pierre Fabre, Novelty Nobility and other non-exclusive license agreements. None of the milestones, other than the $15.0 million Affibody milestone in November 2023 (See Note 6 for further detail.) were achieved or probable, all products were in development, as such, no milestones or royalties were accrued in the condensed consolidated balance sheets as of March 31, 2025 and December 31, 2024.

Research and Development Agreements

The Company enters into various agreements in the ordinary course of business, such as those with suppliers, contract research organizations, contract manufacturing organizations, and clinical trial sites. These contracts generally provide for termination on notice or may have a potential termination fee if a purchase order is canceled within a specified time. The total value of non-cancellable obligations under contracts was $9.4 million and $21.5 million as of March 31, 2025, and December 31, 2024, respectively. This presentation of non-cancellable purchase obligations does not include any estimates of potential reduction of such liabilities related to mitigation obligations of the counter-parties in the event of cancellation under the terms of our engagements. The credit voucher may be used to settle invoices for services and raw materials for up to $8.6 million committed as part of the non-cancelable purchase obligations. See Note 12 for further detail.

During the three months ended March 31, 2025, and year ended December 31, 2024, there were no amounts accrued related to termination and cancellation charges in the consolidated balance sheets, as the Company has not determined cancellation to be probable.

Lease

In January 2023, the Company entered into a lease agreement to rent approximately 10,012 square feet of office space in Southern California. The term of the lease is 65 months with an option to extend it for an additional three years. Monthly rent payments are approximately $30,500, subject to an annual 3.0% increase and six months rental abatement during the first year. In addition to the base rent, the Company is obligated to pay variable costs related to its share of operating expenses and taxes. In connection with the lease agreement, the Company made a security deposit of $34,000, that is included in prepaid expenses and other assets, non-current in the condensed consolidated balance sheet as of December 31, 2024. As of the lease commencement date the Company recorded $1.3 million as right-of-use (“ROU”) asset and operating lease liability, non-current, in the condensed consolidated balance sheet.

In July 2023, the Company entered into a lease agreement to rent approximately 22,365 square feet of office space in South San Francisco. The term of the lease is 60 months with an option to extend it for an additional five years. Monthly base rent payments are approximately $150,000, subject to an annual 3.5% increase and a share of building operating expenses. In addition to the base rent, the Company is obligated to pay variable costs related to its share of operating expenses and taxes. In connection with the lease agreement, the Company made a security deposit in the form of a letter of credit of $0.2 million that is classified as non-current in the consolidated balance sheet as of December 31, 2024. As of the lease commencement date, the Company recorded $6.1 million as the ROU asset, $0.2 million as the operating lease liability, current, and $5.7 million as the operating lease liability, non-current, in the consolidated balance sheet.

Fixed operating lease costs were $0.5 million and less than $0.1 million for the three months ended March 31, 2025 and 2024, respectively. Variable operating lease costs were $0.2 million and $— million for the three months ended March 31, 2025 and 2024, respectively. Lease costs were recorded in general and administrative expenses and research and development expenses in the condensed consolidated statements of operations and comprehensive loss.

The following table summarizes a maturity analysis of the Company’s operating lease liabilities showing the aggregate lease payments as of March 31, 2025 (in thousands):

2025 (remainder of the year)	$1,656
2026	2,275
2027	2,352
2028	2,291
2029	1,548
Total future lease payments	10,122
Less imputed interest	(3,054)
Total operating lease liability balance	7,068
Less current portion of lease liability	(1,098)
Operating lease liability, non-current	$5,970

The weighted-average remaining lease term was 52 months and the weighted-average discount rate was 17.6%.

Cash paid for amounts included in the measurement of lease liabilities was less than $0.5 million.

In February 2025, the Company entered into an agreement to sublease the entirety of its leased space in South San Francisco through October 2029, the remainder of the lease term. The sublease included the ROU asset and certain property, plant and equipment (collectively, "Sublease Asset Group"). The sublease commenced in the first quarter of 2025. Sublease income during the period ended March 31, 2025 was less than $0.1 million.

The Company tests long-lived assets for recoverability whenever events or changes in circumstances suggest that the carrying value of an asset or group of assets may not be recoverable. As a result of the sublease, the Company reviewed the Sublease Asset Group for impairment. As part of the impairment evaluation, the Company compared the undiscounted sublease income to the net book value of the Sublease Asset Group and determined that it had a net carrying value that exceeded its undiscounted future cash flows. Accordingly, the Company estimated the fair value of the Sublease Asset Group based on its discounted cash flows using an estimated borrowing rate of 11.8%. The carrying value of the Sublease Asset Group exceeded its estimated fair value and, as a result, the Company recorded a non-cash Sublease Asset Group impairment expense of $2.9 million for the period ended March 31, 2025. The impairment expense is recorded within general and administrative and research and development expenses in the statements of operations and comprehensive loss.

Legal Contingencies

On November 15, 2023, a purported federal securities class action lawsuit was commenced in the United States District Court for the Central District of California. On February 15, 2024, the Court appointed joint lead plaintiffs and lead counsel. An amended complaint was filed on March 26, 2024 (Boukadoum v. Acelyrin, Inc. et al., No. 2:23-cv-09672-FMO-MAA), naming the Company and current and former executive officers and directors as defendants. The complaint alleges that the defendants violated the Exchange Act and Securities Act by misleading investors about the Phase 2b trial of izokibep in HS. The original complaint was filed following our announcement of the week 16 results from the Part B portion of such Phase 2b trial. The amended complaint seeks damages and an award of reasonable costs and expenses, including attorneys' fees, expert fees and other costs, as well as such other and further relief as the court may deem just and proper. On May 3, 2024, defendants filed their motion to dismiss the amended complaint, which remains pending.

It is possible that additional suits will be filed, or allegations made by stockholders, with respect to these same or other matters and also naming the Company and/or its officers and directors as defendants. This lawsuit and any other potential lawsuits are subject to inherent uncertainties, and the actual defense and disposition costs will depend upon many unknown factors. The outcome of this lawsuit is necessarily uncertain. The Company could be forced to expend significant resources in the defense against this and any other related lawsuits and the Company may not prevail. The Company currently is not able to estimate the possible loss to the Company from this lawsuit, as this lawsuit is currently at an early stage, and such amounts could be material to the Company’s financial statements even if the Company prevails in the defense against this lawsuit. The Company cannot be certain how long it may take to resolve this lawsuit or the possible amount of any damages that the Company may be required to pay. The Company does not consider any payment to be probable or reasonably estimable and has not accrued for any potential liability relating to this lawsuit.

From time to time, the Company may become involved in additional legal proceedings or be subject to claims arising in the ordinary course of business. The Company records a liability for such matters when it is probable that future losses will be incurred and that such losses can be reasonably estimated. Significant judgment is required to determine both probability and the estimated amount.

Guarantees and Indemnifications

In the normal course of business, the Company enters into agreements that contain a variety of representations and provide for general indemnification. Its exposure under these agreements is unknown because it involves claims that may be made against the Company in the future. To the extent permitted under Delaware law, the Company has agreed to indemnify its directors and officers for certain events or occurrences while the director or officer is, or was serving, at a request in such capacity. To date, the Company has not paid any claims or been required to defend any action related to its indemnification obligations. As of March 31, 2025, the Company did not have any material indemnification claims that were probable or reasonably possible and consequently has not recorded related liabilities.

8. Common Stock

On May 9, 2023, immediately prior to the IPO closing, each share of the Company’s Class A Common Stock then issued and outstanding was reclassified and became one share of the Company’s common stock. As of December 31, 2024, there were no shares of Class B Common Stock outstanding.

As of March 31, 2025 and December 31, 2024, the Company’s Common Stock reserved for future issuance was as follows:

	March 31,	December 31,
	2025	2024
Shares available for future grants under Equity Incentive Plan	11,636,801	6,368,075
Outstanding stock options	11,261,681	13,620,039
Performance based restricted stock units[1]	474,154	641,856
Outstanding restricted stock units	2,851,217	1,026,425
Options assumed upon ValenzaBio acquisition	55,311	55,311
ESPP Shares available for future grants	2,679,974	1,675,454
Total shares reserved for future issuance	28,959,138	23,387,160

1.The performance based restricted stock units balance is based on the target number of shares

Founders’ Common Stock

On the IPO closing date, each share of the founders’ Class A common stock issued and outstanding was reclassified and became one share of the Company’s common stock; no vesting or other terms were modified.

In July 2020, the Company issued 2,839,749 shares of its common stock to founders at a price of $0.00002 per share. The issuance price was the estimated fair value of the shares as the shares were issued at inception and no intellectual property was contributed by the founders. The founders had voting rights and rights to receive dividends regardless of the vesting of the shares. Issued shares vested monthly over 48 months, as founders continued providing services to the Company. The Company had the right to repurchase unvested shares at the price paid by the founders if services were terminated. Stock-based compensation expense was minimal for these shares. In December 2022, the Company repurchased 591,613 restricted common shares at the original purchase price that were unvested as of the date of repurchase in connection with one founder’s resignation. As of March 31, 2025 and December 31, 2024, 0 shares were unvested. During the three months ended March 31, 2025 and the year ended December 31, 2024, 0 and 207,060 founders’ shares vested.

9. Equity Incentive Plan

In April 2023, the Company’s board of directors adopted, and stockholders approved, the 2023 Equity Incentive Plan (the “2023 Plan”) that became effective on May 4, 2023. The Company reserved 12,000,000 new shares of common stock for issuance under the 2023 Plan. In addition, 6,920,846 shares issued and outstanding under the Company’s 2020 Equity Incentive Plan, as amended (the “2020 Plan”), have been added to the 2023 Plan as such shares become available from time to time if awards terminate, expire, or lapse for any reason without the delivery of shares, or are reacquired or withheld (or not issued) to satisfy a tax withholding obligation or the purchase or exercise price. The 2023 Plan also provides that the number of shares initially reserved and available for issuance will automatically increase each January 1, beginning on January 1, 2024 and ending on January 1, 2033, by an amount equal to the lesser of (i) 5% of the shares of common stock outstanding on the last day of the immediately preceding fiscal year, and (ii) such smaller number of shares of stock as determined by the Company’s board of directors. On March 19, 2025, 5,297,102 additional shares of common stock became available for issuance under the 2023 Plan pursuant to the provision. No more than 56,762,538 shares of stock may be issued upon the exercise of incentive stock options under the 2023 Plan. The Company may grant incentive stock options, nonstatutory stock options (“NSOs”), restricted stock units (“RSUs”), restricted stock awards (“RSAs”), stock appreciation rights (“SARs”), performance awards and other awards to the Company’s officers, employees, directors and consultants. Options under the 2023 Plan may be granted for periods of up to 10 years at exercise prices no less than the fair market value of the common stock on the date of grant and usually vest over four years. The exercise price of an option granted to a 10% stockholder may not be less than 110% of the fair market value of the shares on the date of grant and such option may not be exercisable after the expiration of five years from the date of grant.

The grant date fair market value of all awards made under our 2023 Plan and all cash compensation paid by us to any non-employee director for services as a director in any fiscal year may not exceed $750,000, increased to $1,000,000 in the fiscal year of their initial service as a non-employee director. The 2023 Plan is the successor to and continuation of the 2020 Plan and no additional awards may be granted under the 2020 Plan. All outstanding awards granted under the 2020 Plan will remain subject to the terms of the 2020 Plan. The 2020 Plan provided for the grant of incentive stock options, nonstatutory stock options, RSUs and RSAs to the Company’s officers, employees, directors and consultants. As of March 31, 2025 and December 31, 2024, 11,636,801 and 6,368,075 shares of the Company’s common stock remained available for issuance under the 2023 Plan.

In April 2023, the Company’s board of directors and stockholders adopted the 2023 Employee Stock Purchase Plan (the “ESPP”), which became effective on May 4, 2023. The ESPP authorized issuance of up to 900,000 shares of common stock. The ESPP permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation. Employees purchase shares of common stock at a price per share equal to 85% of the lower of the fair market value at the start or end of six-month purchase and offering consecutive periods. The aggregate number of shares reserved for sale under the 2023 ESPP will increase automatically on January 1 for a period of up to 10 calendar years, commencing on January 1, 2024, by the number of shares equal to the lesser of 1% of the Company's total outstanding shares of common stock on the immediately preceding December 31st, and 2,700,000 shares or a lesser number of shares as may be determined by the board of directors. On March 19, 2025, the Company registered 1,004,520 additional shares of its Common Stock under the ESPP pursuant to the provision. There were 2,679,974 and 1,675,454 ESPP shares available for future grants as of March 31, 2025 and December 31, 2024, respectively.

Stock Options

Stock options issued under the 2020 and 2023 Plan generally vest over a four-year period and expire ten years from the date of grant. Certain options provide for accelerated vesting if there is a change in control, as defined in the individual award agreements.

A summary of option activity under the 2020 and 2023 Plans is as follows:

	Number of Options	Weighted- Average Exercise Price Per Share	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value (in thousands)
Outstanding at December 31, 2024	13,620,039	$7.8329	7.8	$118
Options granted	70,500	2.4094
Options exercised	(7,604)	0.7683
Options expired	(1,019,039)	12.6575
Options forfeited	(1,402,215)	9.0133
Outstanding at March 31, 2025	11,261,681	$7.2202	7.7	$81
Exercisable at March 31, 2025	3,806,996	$8.8216	5.2	$68
Vested and expected to vest at March 31, 2025	11,261,681	$7.2202	7.7	$81

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying stock options and the estimated fair value of the Company’s common stock for those stock options that had exercise prices lower than the estimated fair value of the Company’s common stock at March 31, 2025 and December 31, 2024. The fair value of shares vested during the three months ended March 31, 2025 was $5.5 million. The weighted-average grant date fair value of options granted in three months ended March 31, 2025 was $1.7844.

ValenzaBio 2020 Stock Option Plan

On January 4, 2023, in connection with the ValenaBio Acquisition, the Company assumed the ValenzaBio 2020 Stock Option Plan and options to issue 1,249,811 shares of the Company’s Class A Common Stock to ValenzaBio option holders, who entered into consulting agreements with the Company. The weighted-average exercise price of assumed options was $3.6736 per share.

Under the terms of the ValenzaBio Merger Agreement, the assumed options vested in full on March 31, 2023. A total of zero options assumed under the ValenzaBio 2020 Stock Option Plan were exercised for the three months ended March 31, 2025.

Restricted Stock Units

A summary of unvested RSU activity is presented in the following table:

	Number of RSUs	Weighted-Average Grant Date Fair Value
Unvested at December 31, 2024	1,026,425	$11.90
Granted	2,488,750	1.99
Vested	(447,541)	5.17
Forfeited	(216,417)	5.88
Unvested at March 31, 2025	2,851,217	$4.77

Performance-Based Restricted Stock Units

In August 2023, the Company granted PSUs to certain employees and officers of the Company. The PSUs may vest over several years subject to the achievement of (i) certain clinical development milestones over a performance period from the grant date to May 2027 (the “Performance Period”) or (ii) market conditions (i.e., stock price hurdle) based on pre-specified volume-weighted average stock price measurements as of each vesting performance measurement date, and continued employment with the Company through the applicable vesting date(s). The target number of shares under the PSUs at the grant date was 3,135,104. The ultimate number of PSU shares that may vest, in the aggregate over the Performance Period, could in certain cases be up to 150% of the target number of shares upon the achievement of certain market or performance conditions.

A summary of PSU activity based on the target number of shares is presented in the following table:

	Number of PSUs	Weighted-Average Grant Date Fair Value*
Outstanding at December 31, 2024	641,856	$27.43
Granted	—	—
Vested	—	—
Forfeited	(167,702)	27.43
Outstanding at March 31, 2025	474,154	$27.43

*The grant date fair value is based only on the PSUs with market conditions and does not factor in any performance conditions.

As the PSUs granted in 2023 are subject to a market condition, the grant date fair value for such PSUs was based on a Monte Carlo simulation model. The Company estimated the fair value of PSUs based on the grant date price of its common stock of $26.97 and the following assumptions: expected volatility of 87.71%, risk-free-rate of 4.47%, and zero expected dividend yield. In 2023, the Company granted PSUs to employees with a weighted-average grant date fair value of $27.43. The unvested awards will expire if it is determined that the vesting conditions have not been met during the applicable three-year performance period.

2023 Employee Stock Purchase Plan

The most recent purchase period commenced on December 15, 2024 and will end on June 14, 2025. The Company recorded $0.2 million in accrued liabilities as of March 31, 2025.

Stock-Based Compensation Expense

The Company used Black-Scholes option pricing model to estimate fair value of each option at the grant date based on the following assumptions for the three months ended March 31, 2025 and 2024:

	Three Months Ended March 31,	Three Months Ended March 31,
	2025	2024

Expected volatility	85.06% - 85.55%	87.37% - 87.37%
Expected dividend yield	0%	0%
Expected term (in years)	5.98 - 6.04	6.08 – 6.08
Risk-free interest rate	4.40% - 4.42%	3.95% - 3.95%

The following table presents the classification of stock-based compensation expense related to awards granted to employees (in thousands):

	Three Months ended March 31,
	2025	2024
Research and development expenses	$1,758	$4,591
General and administrative expenses	2,414	15,572
Total stock-based compensation expense	$4,172	$20,163

The stock-based compensation expense relates to the following equity-based awards:

	Three Months ended March 31,
	2025	2024
Restricted stock units	$1,245	$4,415
Performance-based restricted stock units	(1,451)	9,900
Stock options	4,316	5,751
ESPP	62	97
Total stock-based compensation expense	$4,172	$20,163

As of March 31, 2025 there was $31.7 million of unrecognized stock-based compensation expense related to granted stock options, which is expected to be recognized over a weighted-average period of 2.5 years. As of March 31, 2025, there was $11.5 million of unrecognized stock-based compensation expense related to RSUs which is expected to be recognized over a weighted-average period of 2.3 years. The Company reversed $1.5 million in net compensation expense during the three months ended March 31, 2025 related to PSUs. This expense is related to both the market and performance conditions associated with the PSUs. As of March 31, 2025, the Company evaluated the clinical development milestone performance conditions and determined certain conditions to be probable of achievement. As of March 31, 2025, total compensation cost not yet recognized related to unvested PSUs was $4.3 million, which is expected to be recognized over a weighted-average period of 1.3 years. Total compensation cost not recognized related to unvested PSUs can increase up to $5.5 million depending on the future achievement of PSUs performance conditions.

10. Net Loss Per Share Attributable to Common Stockholders

The following table sets forth the computation of basic and diluted net loss per share attributable to common stockholders (in thousands, except share and per share data):

	Three Months Ended March 31,
	2025	2024
Numerator:
Net loss	$(55,264)	$(34,973)
Denominator:
Weighted average common shares outstanding	100,680,308	98,090,167
Less: Weighted-average common shares subject to repurchase	—	(176,507)
Weighted-average common shares outstanding, basic and diluted	100,680,308	97,913,660
Net loss per share attributable to common stockholders, basic and diluted	$(0.55)	$(0.36)

The following outstanding shares of potentially dilutive securities were excluded from the computation of diluted net loss per share attributable to common stockholders for the periods presented because including them would have been antidilutive:

	As of March 31,
	2025	2024
Outstanding options to purchase common stock	11,261,681	12,915,515
Unvested RSUs outstanding	2,851,217	3,369,141
Unvested PSUs expected to vest	106,685	653,929
Outstanding options to purchase common stock assumed upon the ValenzaBio acquisition	55,311	146,885
Common stock subject to repurchase	—	118,320
ESPP	218,866	96,544
Total	14,493,760	17,300,334

The PSUs included above represent the expected payout at the reporting date under the current performance vesting conditions assessment see Note 9 for further detail.

11. Other Income

Arrangements with Vendors

In March 2024, the Company entered into arrangements with certain vendors where the Company received a payment of $30.0 million and a $5.0 million service credit.

The $30.0 million payment received from these arrangements was recorded as a gain in other income (expense), net in the condensed consolidated statement of operations and comprehensive loss for the three months ended March 31, 2024 and included in the cash flows from operating activities in the condensed consolidated statement of cash flows for the same period. The $5.0 million service credit was recorded as a credit within research and development expenses.

Asset Sale

In January 2024, the Company entered into an asset purchase agreement (“Purchase Agreement”) with Tenet Medicines, Inc. (“Tenet”). The Company recorded $7.0 million cash received as other income, net in the condensed consolidated statement of operations and comprehensive loss for the three months ended March 31, 2024.

In consideration for the licenses and other rights Tenet received under the Purchase Agreement, the Company is entitled to receive development, regulatory and commercial milestone payments of up to $157.5 million, royalty on worldwide net sales and payments on sublicense income.

12. Restructuring

On August 10, 2024, the Company’s Board of Directors approved a plan to suspend new internal investment in the development of izokibep in hidradenitis suppurativa (“HS”), psoriatic arthritis (“PsA”) and axial spondyloarthritis (“AxSpA”), pursuant to which the Company is focusing its efforts primarily on its lonigutamab clinical program in thyroid eye disease (“TED”) and implemented an associated workforce reduction (the “Restructuring Plan”). As part of the Restructuring Plan, the Company’s workforce was reduced by 40 people, or approximately 1/3 of the Company’s then-existing headcount.

In connection with the workforce reduction, the Company incurred restructuring charges totaling $4.2 million in cash-based expenses related to one-time employee severance payments and benefits, which it recognized for the year ended December 31, 2024. Remaining employee severance payments and benefits of less than $0.1 million and $0.8 million were included in restructuring liabilities in the consolidated balance sheet for the period ended March 31, 2025 and December 31, 2024, respectively. The remaining severance benefits will be paid in the second quarter of 2025.

In the third quarter of 2024, the Company entered into an agreement to cancel certain services with a vendor under a manufacturing agreement related to the suspension of new internal development of izokibep in HS, PsA and AxSpA. All post-cancellation obligations were settled in the fourth quarter of 2024. The Company incurred net restructuring charges of $7.2 million consisting of $42.9 million of expense in connection with such cancellation of services netted against a $35.7 million credit voucher received as part of the agreement to cancel services upon payment of the amounts due to the manufacturer, and recognized those costs in the year ended December 31, 2024. The balance of the credit voucher was $12.2 million as of March 31, 2025 and $24.3 million as of December 31, 2024.

The following table summarizes the change in the Company’s restructuring liabilities for the period ended March 31, 2025 (in thousands):

	Severance and other employee-related benefits	Service cancellation costs	Total
Balance at December 31, 2024	829	—	829
Restructuring charges	—	—	—
Cash payments	(757)	—	(757)
Revaluation	—	—	—
Balance at March 31, 2025	72	—	72

13. Subsequent Events

On February 6, 2025, the Company, Alumis Inc., a Delaware corporation (“Alumis”), and Arrow Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Alumis (“Merger Sub”), entered into an Agreement and Plan of Merger, subsequently amended on April 20, 2025, (the “Merger Agreement”), pursuant to which, among other matters, and subject to the satisfaction or waiver of the conditions set forth in the Merger Agreement, Merger Sub will merge with and into the Company, with the Company continuing as a wholly owned subsidiary of Alumis and the surviving corporation of the merger (the “Merger”).

On May 13, 2025, the Company held a virtual Special Meeting of its stockholders to, among other matters, vote on the proposal to adopt the Merger Agreement. Following a vote by the holders of a majority of the shares of common stock issued and outstanding as of the close of business on April 1, 2025, the record date for the Special Meeting, the proposal to adopt the Merger Agreement was approved. The Company currently expects to close the Merger in the second quarter of 2025.